United States securities and exchange commission logo





                     June 15, 2021

       David Stasse
       Executive Vice President and Chief Financial Officer
       Trinseo S.A.
       1000 Chesterbrook Boulevard, Suite 300
       Berwyn, PA 19312

                                                        Re: Trinseo S.A.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-36473

       Dear Mr. Stasse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences